Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Announces Fourth Quarter and Full Year 2007 Results

Fourth Quarter and Full Year 2007 Highlights

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Fourth quarter net income of $35.3 million, or $0.46 per diluted share, up 78.2% and 17.9%, respectively, from fourth quarter of 2006.  Net income for the fourth quarter included non-cash expenses of $43.4 million for depreciation and share-based payments and $1.3 million of income from discontinued operations.

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Full year 2007 net income of $127.3 million, or $1.89 per diluted share, up 148.7% and 70.3%, respectively, compared to 2006.  Net income for the year included non-cash expenses of $133.1 million for depreciation and share-based payments and $12.9 million of income from discontinued operations.

-	Total revenues of $120.7 million for fourth quarter 2007 and $381.1 million for the full year, up 102.7% and 108.4%, respectively, compared to 2006.

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Total owned aviation assets having an aggregate purchase price of $4.1 billion as of December 31, 2007, up 134.9% from December 31, 2006. Acquired 65 aircraft for $2.3 billion in 2007, including the acquisition of 24 aircraft in the fourth quarter.

-	Declared fourth quarter dividend of $0.70 per common share; a 7.7% increase over third quarter 2007 dividend and a 60.0% increase year over year.

Stamford, CT.  February 22, 2008 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter net income of $35.3 million (including non-cash expenses of $43.4 million for depreciation and share based payment expense), or $0.46 per diluted share, representing a 78.2% and a 17.9% increase, respectively, over fourth quarter 2006.  Income from continuing operations was $33.9 million for the fourth quarter 2007, or $0.44 per diluted share, up 77.9% and 15.8%, respectively, from fourth quarter 2006.  Fourth quarter revenue of $120.7 million increased 102.7% over fourth quarter 2006.

Net income for the year ended December 31, 2007 was $127.3 million (including non-cash expenses of $133.1 million for depreciation and share based payment expense), or $1.89 per diluted share, up

148.7% and 70.3%, respectively, over 2006.  Income from continuing operations was $114.4 million for the full year 2007, or $1.70 per diluted share, up 149.1% and 70.0%, respectively, over 2006 results.  Total revenue for the year was $381.1 million, up 108.4% from 2006.

Investments in Aviation Assets

As of December 31, 2007, Aircastle owned aviation assets having an aggregate purchase price of $4.1 billion, including 133 aircraft leased to 58 lessees located in 31 countries.  During 2007 Aircastle acquired $2.3 billion of aviation assets including 65 aircraft.  During the fourth quarter, 24 aircraft were acquired for $820.1 million.  In addition, Aircastle had outstanding commitments to acquire 23 aircraft for $1.6 billion as of December 31, 2007, of which 7 aircraft have been or will be acquired during 2008. As of December 31, 2007, all 133 of the Company’s aircraft were either on lease or undergoing the conversion process from passenger to freighter configuration, with both aircraft in conversion having signed, ten-year leases that will commence upon completion of the conversion process.

On June 20, 2007, Aircastle entered into an acquisition agreement under which the Company agreed to acquire fifteen new A330-200 freighter aircraft from Airbus SAS, as a launch customer. The new A330-200 freighter aircraft are scheduled for delivery between June 2010 and November 2011, with five scheduled for delivery in 2010.  Aircastle agreed to separate arrangements with Rolls-Royce PLC and Pratt & Whitney to acquire engines for these aircraft.

Aircastle’s CEO, Ron Wainshal, commented, “We’re very pleased with the results of our investment activities this year and have constructed a well diversified global portfolio of high utility assets. Moreover, we’ve capitalized on the continuing strength in aircraft demand by extending terms and signing and committing leases for nearly all of our placement needs for 2008 and have made significant progress on our 2009 placements.”

Capital Markets Activity

On February 5, 2008 Aircastle announced that a subsidiary company entered into a $300.0 million senior secured credit agreement with JPMorgan Chase Bank, N.A. and Calyon New York Branch.  This credit facility provides for loans to finance certain specified aircraft owned or to be acquired by affiliates of Aircastle.

During 2007, Aircastle successfully completed follow-on public equity offerings in February and October, raising gross proceeds of approximately $512.3 million and $349.3 million respectively.    Aircastle also closed its second securitization encompassing fifty-nine aircraft, issuing $1.17 billion of ACS 2007-1 Class G-1 Certificates, in June 2007.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Friday, February 22, 2008 at 9:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 510-4578 (from within the U.S.) or (706) 634-9537 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Aircastle Fourth Quarter and Year End Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Friday, March 7, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference passcode "34057276.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of February 21, 2008 Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.2 billion and $1.5 billion, respectively, for a total of $5.7 billion.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell and lease aircraft, issue aircraft lease-backed securities or raise other long-term debt, pay and grow dividends, realize gains or income from our debt investments, obtain required licenses and governmental approvals, obtain favorable tax treatment, extend, modify or replace existing financing and increase revenues, earnings and EBITDA. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘should’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our customer concentration; our continued ability to obtain additional capital to finance our working capital needs and our growth and to refinance our short-term debt financings with longer-term debt financings; our ability to acquire aircraft at attractive prices; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay or maintain dividends; our ability to lease aircraft at favorable rates; an adverse change in the value of our aircraft; the possibility that conditions to closing of certain transactions will not be satisfied; our ability to realize gains or income from, and to continue to finance, our debt investments; general economic conditions and economic conditions in the markets in which we operate; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our airline customers; interest rate fluctuations; margin calls on our interest rate hedges; our ability to obtain certain required licenses and approvals; the impact of future terrorist attacks or wars on the airline industry; our concentration of leases in certain geographical regions; and other risks detailed from time to time in Aircastle’s filings with the Securities and Exchange Commission (‘SEC”), including as disclosed in our 2006 Annual Report on Form 10-K and updated in our Quarterly Report on Form 10-Q filed on August 14, 2007, and in our other filings with the SEC.  Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

 Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2006	December 31, 2007
		(unaudited)
ASSETS
Cash and cash equivalents	$58,118	$13,546
Accounts receivable	7,696	4,957
Debt investments	121,273	113,015
Restricted cash and cash equivalents	106,069	161,317
Flight equipment held for sale	31,280	—
Flight equipment held for lease, net of accumulated depreciation of $64,111 and $189,737	1,559,365	3,807,116
Aircraft purchase deposits and progress payments	4,650	245,331
Leasehold improvements, furnishings and equipment, net of accumulated depreciation of $694 and $1,335	1,506	1,391
Fair value of derivative assets	313	—
Other assets	28,433	80,969
Total assets	$1,918,703	$4,427,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Borrowings under credit facilities	$442,660	$798,186
Borrowings from securitizations	549,400	1,677,736
Accounts payable, accrued expenses and other liabilities	31,384	65,967
Dividends payable	22,584	55,004
Lease rentals received in advance	11,068	31,016
Repurchase agreements	83,694	67,744
Security deposits	39,767	74,661
Maintenance payments	82,914	208,363
Fair value of derivative liabilities	18,035	154,388
Total liabilities	1,281,506	3,133,065

Commitments and Contingencies

Shareholders’ Equity
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2006 and December 31, 2007	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 51,621,279 shares issued and outstanding at December 31, 2006; and 78,574,657 shares issued and outstanding at December 31, 2007	516	786
Additional paid-in capital	630,154	1,468,140
Dividends in excess of earnings	(3,382)	(48,960)
Accumulated other comprehensive income (loss)	9,909	(125,389)
Total shareholders’ equity	637,197	1,294,577
Total liabilities and shareholders’ equity	$1,918,703	$4,427,642

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2007	2006	2007
	(unaudited)			(unaudited)
Revenues:
Lease rentals	$57,048	$117,729	$173,605	$369,876
Interest income	2,450	2,717	9,038	10,400
Other revenue	56	262	209	815
Total revenues	59,554	120,708	182,852	381,091
Expenses:
Depreciation	17,684	42,025	53,424	126,403
Interest, net	15,419	29,509	49,566	92,660
Selling, general and administrative (including non-cash share based payment expense of $1,166 and $1,398 for the three months ended and $8,895 and $6,674 for the years ended December 31, 2006 and 2007, respectively)	6,860	11,716	27,836	39,040
Other expenses	61	817	1,261	927
Total expenses	40,024	84,067	132,087	259,030
Income from continuing operations before income taxes	19,530	36,641	50,765	122,061
Income tax provision	465	2,723	4,845	7,658
Income from continuing operations	19,065	33,918	45,920	114,403
Earnings from discontinued operations, net of income taxes	729	1,347	5,286	12,941
Net income	$19,794	$35,265	$51,206	$127,344

Basic earnings per share:
Income from continuing operations	$0.38	$0.44	$1.00	$1.71
Earnings from discontinued operations, net of income taxes	0.01	0.02	0.12	0.19
Net income per share	$0.39	$0.46	$1.12	$1.90

Diluted earnings per share:
Income from continuing operations	$0.38	$0.44	$1.00	$1.70
Earnings from discontinued operations, net of income taxes	0.01	0.02	0.11	0.19
Net income per share	$0.39	$0.46	$1.11	$1.89

Dividends paid per share	$0.1940	$0.65	$0.70	$2.1875

Weighted average shares used to compute basic earnings per share	50,802,537	76,514,226	45,758,242	67,177,528

Weighted average shares used to compute diluted earnings per share	51,092,298	76,778,606	46,051,999	67,417,802

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Years Ended December 31,
	2006	2007
		(unaudited)
Cash flows from operating activities
Net income	$51,206	$127,344
Adjustments to reconcile net income to net cash provided by operating activities (inclusive of amounts related to discontinued operations):
Depreciation	56,629	127,164
Amortization of deferred financing costs	6,380	6,991
Amortization of lease premiums and discounts, and other related lease items	(3,705)	(7,379)
Deferred income taxes	2,341	(3,590)
Accretion of purchase discounts on debt investments	(756)	(849)
Non-cash share based payment expense	8,895	6,674
Capitalized interest	—	(7,267)
Cash flow hedges reclassified into earnings	(2,213)	(4,849)
Realized gain on derivative contract	—	(1,154)
Ineffective portion of cash flow hedges	(814)	171
Gain on the sale of flight equipment	(2,240)	(11,566)
Changes in certain assets and liabilities:
Accounts receivable	(4,581)	2,739
Restricted cash and cash equivalents	(65,417)	(55,248)
Other assets	(634)	(4,867)
Accounts payable, accrued expenses and other liabilities	(255)	12,896
Payable to affiliates	27	68
Lease rentals received in advance	4,827	19,948
Security deposits and maintenance payments	85,592	166,568
Net cash provided by operating activities	135,282	373,794
Cash flows from investing activities
Acquisition and improvement of flight equipment	(882,920)	(2,321,237)
Disposition of flight equipment held for sale	57,157	34,945
Aircraft purchase deposits and progress payments	(1,186)	(163,433)
Purchase of debt investments	(92,726)	(15,251)
Principal repayments on debt investments	3,606	20,801
Margin call payments on derivatives and repurchase agreements	(4,345)	(104,121)
Margin call receipts on derivatives and repurchase agreements	—	72,586
Leasehold improvements, furnishings and equipment	(506)	(526)
Net cash used in investing activities	(920,920)	(2,476,236)
Cash flows from financing activities
Issuance of common shares in public offerings, net	219,595	830,809
Issuance of common shares to Fortress, directors and employees	38,703	1,218
Repurchase of shares from Fortress, directors and employees	(36,932)	(445)
Proceeds from securitizations	560,000	1,170,000
Securitization repayments	(10,600)	(41,664)
Deferred financing costs	(19,434)	(14,140)
Credit facility borrowings	751,736	2,059,741
Credit facility repayments	(799,664)	(1,800,141)
Proceeds from repurchase agreements	76,007	1,967
Principal repayments on repurchase agreements	(978)	(17,917)
Proceeds from terminated cash flow hedges	16,142	8,944
Dividends paid	(30,762)	(140,502)
Net cash provided by financing activities	763,813	2,057,870
Net decrease in cash and cash equivalents	(21,825)	(44,572)
Cash and cash equivalents at beginning of period	79,943	58,118
Cash and cash equivalents at end of period	$58,118	$13,546

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